GMAC Mortgage Corporation
100 Witmer Road
P.O. Box 963
Horsham, PA 19044-0963


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EXHIBIT I

Management's   Assertion  Concerning  Compliance  with  USAP  Minimum  Servicing
Standards

March 25, 1998

As of and for the year ended December 31, 1997, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond and an errors and omissions policy in the amounts of $150,000,000 and $60,000,000 respectively.

Edward D. Hughes
Senior Vice President
Servicing Administration

3/27/98
Date